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Exchange Act of 1934 (Amendment No.         )

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EOG Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2005

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EOG Resources, Inc. (the “Company”) will be held in the La Salle “A” Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 3, 2005, for the following purposes:

1.	To elect eight directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2005; and

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Holders of record of Common Stock of the Company at the close of business on March 7, 2005, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, vote by phone or vote by returning a signed proxy card.

By Order of the Board of Directors,

PATRICIA L. EDWARDS

Vice President, Human Resources, Administration
& Corporate Secretary

Houston, Texas
March 30, 2005

EOG RESOURCES, INC.

PROXY STATEMENT

The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the “Company” or “EOG”) to be used at the annual meeting of shareholders to be held in the La Salle “A” Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 3, 2005 (the “Annual Meeting”). The mailing address of the principal executive offices of the Company is 333 Clay Street, Suite 4200, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 30, 2005. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

Holders of record at the close of business on March 7, 2005, of Common Stock of the Company, par value $.01 per share (“Common Stock”), will be entitled to one vote per share on all matters submitted to the meeting. On March 7, 2005, the record date, there were outstanding 238,981,689 shares of Common Stock. There are no other voting securities outstanding.

The Company’s annual report to shareholders for the year ended December 31, 2004, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report to shareholders does not constitute a part of the proxy soliciting materials.

ITEM 1.

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A majority of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote withheld with respect to a particular director. Shareholders may not cumulate their votes in the election of directors.

It is the intention of the persons named in the enclosed proxy to vote such proxy “FOR” the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

GEORGE A. ALCORN, 72
Director since 2000

Mr. Alcorn has served as President of Alcorn Exploration, Inc. for more than the past five years. He is a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council.

CHARLES R. CRISP, 57
Director since 2002

Mr. Crisp’s principal occupation is investments. Mr. Crisp was President and Chief Executive Officer and a Director of Coral Energy, LLC, a subsidiary of Shell Oil Company from 1999 until his retirement in November 2000, and President and Chief Operating Officer and a Director from January 1998 through February 1999. Mr. Crisp is also a director of AGL Resources Inc., an energy services holding company.

MARK G. PAPA, 58
Director since 1998

Mr. Papa was elected Chairman of the Board and Chief Executive Officer (“CEO”) of the Company in August 1999, President and CEO and Director in September 1998, President and Chief Operating Officer in September 1997, President in December 1996 and was President-North America Operations from February 1994 to September 1998. Mr. Papa joined Belco Petroleum Corporation, a predecessor of the Company, in 1981. Mr. Papa is also a director of Oil States International, Inc., an oilfield services company, a director of Magellan Midstream Partners LP, a pipeline and terminal company, and Chairman of the U.S. Oil and Gas Association.

EDMUND P. SEGNER, III, 51
Director since 1999

Mr. Segner became President and Chief of Staff and Director of the Company in August 1999. He became Vice Chairman and Chief of Staff in September 1997. He was also a Director of the Company from January 1997 to October 1997. Mr. Segner is the Company’s principal financial officer.

WILLIAM D. STEVENS, 70
Director since 2004

Mr. Stevens is currently retired. He served as President and Chief Operating Officer of Mitchell Energy and Development Corporation from 1994 until his retirement in 2002, having also served as a Board member since 1992.

H. LEIGHTON STEWARD, 70 Director since 2004 Mr. Steward is author-partner of Sugar Busters, LLC. He retired from Burlington Resources in 2000, where he had served as Vice Chairman since 1997.

DONALD F. TEXTOR, 58
Director since 2001

Mr. Textor’s principal occupation is Portfolio Manager of the Dorset Energy Fund and a Partner of Knott Partners LLC. Previously, Mr. Textor was a partner and managing director at Goldman Sachs until his retirement in March 2001.

FRANK G. WISNER, 66
Director since 1997

Mr. Wisner has served as Vice Chairman of External Affairs of American International Group Inc. since 1997, following his retirement as U.S. Ambassador to India. Mr. Wisner is also a director of Ethan Allen Interiors Inc.

Security Ownership of Certain Beneficial Owners on December 31, 2004

The Company knows of no one who beneficially owns in excess of 5% of the Company’s Common Stock except as set forth in the table below:

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Davis Selected Advisors, L.P. (2) 609 Fifth Ave New York, NY 10017	12,070,673	10.15%
Capital Research & Management Co. (3) 333 South Hope Street Los Angeles, CA 90071	10,554,000	8.87%

(1)	Number of shares presented as of December 31, 2004 is not adjusted for the two-for-one stock split effective March 1, 2005.

(2)	In its Schedule 13G filed March 3, 2005 with respect to its securities as of December 31, 2004, Davis Selected Advisors, L.P. states that it has sole voting power as to 12,070,673 shares, shared voting power as to no shares, sole dispositive power with respect to 12,070,673 shares and shared dispositive power with respect to no shares.

(3)	In its Schedule 13G filed February 9, 2005 with respect to its securities as of December 31, 2004, Capital Research & Management Co. states that it has sole voting power as to no shares, shared voting power as to no shares, sole dispositive power with respect to 10,554,000 shares and shared dispositive power with respect to no shares.

Security Ownership of the Board of Directors and Management on March 2, 2005

Title of Class	Name	Shares Beneficially Owned (1)	Options Exercisable by 5-1-05	Phantom Shares (2)	Total Ownership (3)
EOG Resources, Inc. Common Stock	George A. Alcorn	5,300	0	0	5,300
	Charles R. Crisp	6,000	21,000	1,152	28,152
	Barry Hunsaker, Jr.	47,868	112,000	15,762	175,630
	Loren M. Leiker	116,507	88,000	27,550	232,057
	Mark G. Papa	540,224	1,180,130	188,174	1,908,528
	Edmund P. Segner, III	368,871	0	42,335	411,206
	William D. Stevens	1,600	0	0	1,600
	H. Leighton Steward	30,588	0	1,660	32,248
	Donald F. Textor	20,000	49,000	10,102	79,102
	Gary L. Thomas	208,533	312,000	27,550	548,083
	Frank G. Wisner	0	96,000	10,199	106,199
	All directors and executive officers as a Group (12 in number)	1,362,141	1,858,130	330,072	3,550,343

(1)	Includes shares for which the person directly or indirectly has sole or shared voting and investment power, shares held under the EOG Resources, Inc. Savings Plan (the “Savings Plan”) for which the participant has sole voting and investment power, and restricted shares held under the EOG Resources, Inc. 1992 Stock Plan (the “1992 Stock Plan”) for which the participant has sole voting power and no investment power until such shares vest in accordance with plan provisions.

(2)	Includes restricted stock units held under the 1992 Stock Plan for which the participant has no voting or investment power until such units vest and are released as shares in accordance with plan provisions. Also includes shares held in the Phantom Stock Account of the EOG Resources, Inc. 1996 Deferral Plan (the “1996 Deferral Plan”) for which the participant has a vested right, but has no voting or investment power until such shares are released in accordance with plan provisions and the participant’s deferral election.

(3)	No director or officer of the Company owns or has the right to acquire more than 1% of the outstanding Common Stock.

Board of Directors and Committees

The Board of Directors held six regularly scheduled meetings during the year ended December 31, 2004. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served, except for Mr. Steward who attended 73% because of a prior commitment that conflicted with the 2004 meeting schedule that was established before he joined the Board of Directors in July 2004. Each director attended the 2004 Annual Meeting of Shareholders other than Mr. Stevens and Mr. Steward who were elected to the Board of Directors in July 2004.

The Board of Directors has determined that six of the Company’s directors, Messrs. Alcorn, Crisp, Stevens, Steward, Textor and Wisner, who together constitute three-fourths of its directors, meet the criteria for independence required by the New York Stock Exchange (“NYSE”) and the criteria for independence required by the Company’s by-laws. Under the Company’s Corporate Governance Guidelines, no director may serve on more than three other public company boards.

The Company has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics for all directors, officers, employees, agents and representatives of the Company, as well as Corporate Governance Guidelines. Links to these documents, including printable versions, are available on the EOG Resources, Inc. website at www.eogresources.com/about/corpgov.html. The documents are also available in print upon request. The Board of Directors has a process in place for shareholders to send communications to the Board. Shareholders of the Company shall submit such communications in writing to the Secretary of the Company, who upon receipt of any communication other than one that is clearly marked “Confidential” will note the date the communication was received in a log established for that purpose, open the Board communication, make a copy of it for the Company’s files, and promptly forward the communication to the directors to whom it is directed. Upon receipt of any communication that is clearly marked “Confidential”, the Secretary of the Company will not open the communication, but will note the date the communication was received in a log established for that purpose, and promptly forward the communication to the directors to whom it is addressed. Further information regarding this process can be found on the Company’s website at the link noted above.

The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The charters for each of the committees identified below, including printable versions, are available at the website noted above. The charters are also available in print upon request.

The Audit Committee, which is composed exclusively of independent directors, is the communication link between the Board of Directors and the independent auditors of the Company. The Board of Directors has determined that the Company currently does not have an Audit Committee Financial Expert serving on the Audit Committee. The Board of Directors has selected the members of the Audit Committee based on the Board’s determination that they are qualified to monitor the performance of management and the independent auditors and to monitor the disclosures of the Company so that they fairly present the Company’s financial condition and results of operation. In addition, the Audit Committee has the ability on its own and at the Company’s expense to retain independent accountants or other consultants whenever it deems appropriate. The Board of Directors believes that this is equivalent to having an Audit Committee Financial Expert on the Audit Committee. The Board of Directors believes it is desirable for the Company to nominate as a director a person who would qualify as an Audit Committee Financial Expert, but only if that person also has the other experience, attributes and qualifications that the Company is then seeking for new members of the Board of Directors. Accordingly, the Nominating Committee has been directed to include in the information that it seeks from potential nominees to the Board of Directors whether that person has the knowledge, background and experience to qualify as an Audit Committee Financial Expert and to consider such qualifications when proposing nominees for the Board of Directors. The Audit Committee has the sole authority to appoint independent public accountants as auditors for the Company and reviews, as deemed appropriate, the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met seven times during the year ended December 31, 2004, and is currently composed of Messrs. Textor (Chairman), Alcorn, Crisp, Stevens, Steward and Wisner.

The Compensation Committee, which is composed exclusively of independent directors, is responsible for administration of the Company stock plans and approval of compensation arrangements of the Company’s executive officers. The Compensation Committee met seven times during the year ended December 31, 2004, and is currently composed of Messrs. Alcorn (Chairman), Crisp, Stevens, Steward, Textor and Wisner.

The Nominating Committee, which is composed exclusively of independent directors, is responsible for proposing qualified candidates to fill vacancies on the Board of Directors without regard to race, sex, age, religion or physical disability. Nominees for director should possess personal and professional integrity, have good business judgment, and have relevant experience and skills. The Nominating Committee met three times during the year ended December 31, 2004. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures outlined on page 21 of this Proxy Statement. The Nominating Committee is currently composed of Messrs. Crisp (Chairman), Alcorn, Stevens, Steward, Textor and Wisner.

The Corporate Governance Committee is responsible for developing and recommending corporate governance principles applicable to the Company and for oversight of the self-evaluation of the Board of Directors. The Corporate Governance Committee met three times during the year ended December 31, 2004, and is currently composed of Messrs. Wisner (Chairman), Alcorn, Crisp, Stevens, Steward and Textor.

The non-management directors held four executive sessions in 2004. Mr. Alcorn was appointed by the non-management directors as the presiding director for these meetings. Mr. Steward has been appointed by the non-management directors as the presiding director for their executive sessions in 2005.

REPORT OF THE AUDIT COMMITTEE

In connection with the Company’s December 31, 2004 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the independent auditors the independent auditors’ independence, and considered whether the provision of non-audit services by the Company’s principal auditors is compatible with maintaining auditor independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annua l Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donald F. Textor, Chairman
George A. Alcorn
Charles R. Crisp
William D. Stevens
H. Leighton Steward
Frank G. Wisner

REPORT FROM THE COMPENSATION COMMITTEE REGARDING
EXECUTIVE COMPENSATION

Compensation for the Company’s executive officers is administered by the Compensation Committee of the Board of Directors (the “Committee”). It is the responsibility of the Committee to develop compensation philosophy, authorize salary increases, annual bonuses and long-term incentive grants for executive officers, and approve other incentive programs, including stock-based programs, consistent with the stated philosophy.

The Committee believes that appropriately balanced compensation components contribute to the success of the Company and that the best compensation philosophy is to put a substantial portion of the total compensation package at risk, tied to both the financial results achieved by the Company and the performance of the Common Stock of the Company. The Committee supports a practice of paying base salaries that approximate the median of the competitive market, and bonuses and long term incentives which deliver above average compensation if financial results and/or shareholder returns exceed the average achieved by peer companies. On an annual basis, the Committee reviews a tally sheet setting forth base salary, annual bonus, long-term incentives awarded, perquisites and other benefits for the Chief Executive Officer and each Named Executive Officer as compared to the industry peer companies included in the “Co mparative Stock Performance” section, based on data reported in current proxy statements. Based on this review, the Committee finds the total compensation of the Chief Executive Officer and other Named Executive Officers to be reasonable and not excessive.

The Committee also believes that it is in the best interest of shareholders for executive officers to maintain a certain level of ownership in the Company. Therefore, stock ownership guidelines have been established ranging from one times base salary for Vice Presidents up to five times base salary for the Chief Executive Officer. Each executive officer currently meets the stated ownership guideline.

Annual Bonuses.    Annual bonuses are paid to executive officers under the Company’s Executive Officer Annual Bonus Plan, which was approved by shareholders in 2001. The performance goal necessary for payment of bonuses is the achievement of positive Net Income Available to Common, excluding nonrecurring or extraordinary items, as reported in the Company’s year-end earnings release. This performance goal was met in 2004. The maximum individual bonus for any calendar year is $2,000,000. The Committee may reduce the bonus payable to an executive officer below the maximum amount based on objective or subjective criteria in its sole discretion. The criteria currently considered by the Committee are the reinvestment rate of return of the capital expenditure program, production volume growth, reserve replacement, finding cost of adding new reserves, stock price performance relativ e to peer companies and the level of cash flow and net income. These goals are designed to address both current financial performance and the long-term development of the Company. No specific formula is used for weighting these performance criteria. For bonuses paid in 2005 for 2004 performance, for retention purposes, the Committee approved delivery of 20% of the bonuses paid to executive officers, other than the Chief Executive Officer, in restricted stock units. The restricted stock units have a current value ranging from two to three times the amount of cash withheld, and will vest after five years of additional service with the Company.

Stock Plan.    The Company’s 1992 Stock Plan constitutes the long-term incentive component for executive officers of the Company. Under the 1992 Stock Plan, the Committee is authorized to grant awards of stock options, stock appreciation rights, restricted stock and restricted stock units. Historically, stock options have been granted to executive officers on an annual basis. Such stock options become vested over four years, are exercisable for ten years and have an option price equal to the fair market value of Common Stock on the date of grant. In 2004, the Committee added a feature to stock options that limits the potential gain that can be realized by requiring vested options to be exercised if the market price reaches 200% of the grant price for five consecutive trading days. If such options are not exercised upon attainment of the cap, they will be forfeited. Prospectively, the Committee may utilize the other types of awards available under the 1992 Stock Plan in order to 1) balance the long-term objectives of market competitiveness, motivation, and retention, 2) maximize the perceived compensation value to the executive, and 3) minimize the actual cost to the Company, all in the best interest of shareholders.

Chief Executive Officer Compensation.    Under the provisions of Mr. Papa’s employment agreement with the Company, which was amended on June 20, 2001, Mr. Papa’s annual salary will be no less than $650,000. In August 2004, based on competitive market data, Mr. Papa’s salary was increased to $940,000. Also in August 2004, Mr. Papa was granted 135,000 stock options (270,000 post-split) that were priced at the fair market value of Common Stock on the date of grant, consistent with the stated long-term incentive objectives. The options vest over four years, are exercisable for ten years, and have a 200% exercise price cap, as described above. In February 2005, Mr. Papa was awarded a bonus for 2004 performance under the Company’s Executive Officer Annual Bonus Plan. The bonus consisted of a cash component of $846,000 and, for retention purposes, 24,857 restricted stock units that vest after five years of additional service with the Company. In determining the level of Mr. Papa’s bonus, the Committee considered the criteria previously discussed.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers of a company, as reported in that company’s proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Historically, the Company has structured the key component of its long-term incentives in the form of stock option grants that comply with the statute. The Company’s Executive Officer Annual Bonus Plan also complies with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever practicable, but does grant awards that are non-deductible, such as restr icted stock and restricted stock units, when it feels such grants are in the best interest of the Company and its shareholders. In 2004, $165,860 of Mr. Papa’s compensation was not deductible.

COMPENSATION COMMITTEE

George A. Alcorn (Chairman)
Charles R. Crisp
William D. Stevens
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

COMPARATIVE STOCK PERFORMANCE

The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the “SEC”), the graph was prepared based upon the following assumptions:

1.	$100 was invested on December 31, 1999 in Common Stock of EOG, the Standard & Poors 500 and a peer group of independent exploration and production companies (the “Peer Group”).

2.	The investments in the Peer Group are weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

3.	Dividends are reinvested on the ex-dividend dates.

The companies that comprise the Peer Group are as follows: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Noble Energy Inc., Ocean Energy, Inc. (acquired by Devon Energy Corporation in April 2003), Pioneer Natural Resources Company, Santa Fe Snyder Corp. (acquired by Devon Energy Corporation in August 2000), Union Pacific Resources Company (acquired by Anadarko Petroleum Corporation in July 2000), and Vastar Resources, Inc. (acquired by BP Amoco PLC in September 2000).

COMPARATIVE TOTAL RETURNS
Comparison of Five-Year Cumulative Total Return
EOG Resources Inc., Standard & Poors 500 and Peer Group
(Performance Results December 31, 1999 Through December 31, 2004)

EOG Resources Inc.
Peer Group
Standard & Poors 500
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
1999
2000
2001
2002
2003
2004

	1999	2000	2001	2002	2003	2004
EOG Resources, Inc.	$100.00	$317.92	$228.55	$234.31	$272.24	$422.54
Peer Group	$100.00	$126.49	$103.01	$105.64	$133.57	$179.57
Standard & Poors 500	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Each director who was not an employee of the Company or its affiliates (“nonemployee director”) received director fees of $15,000 for each of the first two quarters in 2004, based on an annual fee of $60,000, other than Mr. Stevens and Mr. Steward who were elected to the Board of Directors in July 2004. In the third quarter of 2004, the annual fee was increased to $75,000, and each nonemployee director received director fees of $18,750 for each of the last two quarters of 2004 other than Edward Randall, III, who retired in May 2004. Total director fees earned in 2004 were $375,000.

Nonemployee directors can defer fees to a later specified date by participating in the 1996 Deferral Plan. Under the 1996 Deferral Plan, deferrals are invested into either a Flexible Deferral Account in which deferrals are treated as if they had been invested into various investment funds or into a Phantom Stock Account in which deferrals are treated as if they had purchased Company Common Stock including reinvestment of dividends. In 2004 six of the nonemployee directors, including Mr. Randall prior to his retirement, participated in the 1996 Deferral Plan.

Nonemployee directors also participate in the Amended and Restated EOG Resources, Inc. 1993 Nonemployee Directors Stock Option Plan (the “Directors Stock Option Plan”), which was approved by Company shareholders at the 2002 annual meeting. Under the terms of the Directors Stock Option Plan, each nonemployee director receives on the date of each annual meeting options to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment, options to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Stock Option Plan vest 50% after one y ear and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. During 2004, Messrs. Alcorn, Crisp, Textor and Wisner were each granted 7,000 options (14,000 post-split) at an exercise price of $54.02 per share ($27.01 post-split) and Messrs. Stevens and Steward were each granted 7,000 options (14,000 post-split) at an exercise price of $60.81 per share ($30.405 post-split).

Executive Compensation

The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name & Principal Position	Year	Salary	Bonus		Other Annual Compensation (1)	Restricted Stock Awards (2)	Securities Underlying Options (3)	LTIP Payouts	All Other Compensation (4)
Mark G. Papa	2004	$905,538	$846,000		$41,242	$825,034	270,000	$0	$234,831
Chairman and Chief	2003	$813,846	$550,000		$23,807	$5,443,038	300,000	$0	$203,077
Executive Officer	2002	$733,654	$0	(5)	$20,827	$883,678	514,130	$0	$204,106

Edmund P. Segner, III	2004	$478,854	$516,000		$17,356	$220,038	90,000	$0	$121,328
President and	2003	$468,854	$440,000		$13,406	$559,009	100,000	$0	$113,078
Chief of Staff	2002	$459,239	$380,000		$12,986	$157,529	120,000	$0	$116,078

Loren M. Leiker	2004	$428,077	$480,600		$19,440	$220,038	90,000	$0	$113,712
Executive Vice President,	2003	$382,692	$440,000		$11,955	$524,517	100,000	$0	$89,804
Exploration & Development	2002	$340,385	$288,000		$9,542	$112,525	120,000	$0	$84,462

Gary L. Thomas	2004	$428,077	$480,600		$13,092	$220,038	90,000	$0	$113,712
Executive Vice President,	2003	$382,692	$440,000		$10,973	$524,517	100,000	$0	$89,804
Operations	2002	$340,385	$288,000		$9,812	$112,525	120,000	$0	$84,462

Barry Hunsaker, Jr.	2004	$354,462	$263,520		$15,019	$110,019	40,000	$0	$77,919
Senior Vice President	2003	$326,154	$220,000		$10,847	$277,273	50,000	$0	$58,500
and General Counsel	2002	$305,577	$184,000		$9,059	$66,031	50,000	$0	$47,537

(1)	Other Annual Compensation includes cash perquisite allowances and reimbursement for payment of taxes resulting from Company requested spouse travel. No Named Officer had “Perquisites and Other Personal Benefits” with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. The Company maintains the 1996 Deferral Plan under which payment of base salary and annual bonus may be deferred to a later specified date. Since the 1996 Deferral Plan does not credit above-market or preferential earnings, no such earnings have been reported as Other Annual Compensation.

(2)	Following is the aggregate number of shares of unreleased restricted stock and restricted stock units and their value as of December 31, 2004 (adjusted for the two-for-one stock split effective March 1, 2005), for each of the Named Officers: Mr. Papa, 498,868 shares/units valued at $17,799,610; Mr. Segner, 115,542 shares/units valued at $4,122,539; Mr. Leiker, 107,550 shares/units valued at $3,837,384; Mr. Thomas, 107,550 shares/units valued at $3,837,384; and Mr. Hunsaker, 55,762 shares/units valued at $1,989,588. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. All restricted stock and restricted stock units granted to the other Named Officers vest five years from date of grant. Of Mr. Papa’s restricted stock and restricted stock units, 86,330 vest in one-third increments after three, four and five years, and the remainder vest five years from date of grant. Upon the date a press release is issued announcing a pending Shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company’s Change of Control Severance Plan, all restrictions placed on each share of non-vested restricted stock or restricted stock unit shall lapse and such shares will become fully vested released securities.

(3)	The number of options granted is adjusted for the two-for-one stock split effective March 1, 2005.

(4)	Includes matching contributions under the Savings Plan, Company contributions on behalf of each employee to the Money Purchase Pension Plan and Company contributions on behalf of each employee to the 1996 Deferral Plan.

(5)	Mr. Papa’s 2002 bonus did not have a cash component.

Stock Option Grants During 2004

The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights (“SARs”) were granted during 2004 and none are outstanding.

	2004 Grants
Name/Group	Options/ SARs Granted (#)(1)(2)(3)	Percent of Total Options Granted to Employees in Fiscal Year	Average Option Price Per Share (1)	Expiration Date	Grant Date Present Value (4)
Named Officers
Mark G. Papa	270,000	10.7%	$32.45	08/03/14	$2,955,150
Edmund P. Segner, III	90,000	3.6%	$32.45	08/03/14	$985,050
Loren M. Leiker	90,000	3.6%	$32.45	08/03/14	$985,050
Gary L. Thomas	90,000	3.6%	$32.45	08/03/14	$985,050
Barry Hunsaker, Jr.	40,000	1.6%	$32.45	08/03/14	$437,800

(1)	The number of options granted and average option price per share are adjusted for the two-for-one stock split effective March 1, 2005.

(2)	Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company’s Change of Control Severance Plan, stock options shall vest and be fully exercisable.

(3)	Stock options awarded on August 3, 2004 vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(4)	Beginning in August 2004, EOG’s stock options contain a feature that limits the potential gain that can be realized by requiring vested options to be exercised if the market price reaches 200% of the grant price for five consecutive trading days (“capped option”). The grant date present value of each capped option grant is estimated using a Monte Carlo Simulation Model assuming a dividend yield of 0.4%, expected volatility of 31%, risk-free interest rate of 4.24% and a weighted average expected life of 4.83 years. Based on the Monte Carlo Simulation Model, using the above assumptions, the value of the options granted on August 3, 2004 is $10.945 per share (adjusted for the two-for-one stock split effective March 1, 2005). The actual value, if any, an optionee may realize will depend on the excess of the Company’s stock price over the exercise price on the date the option is exercised.

Aggregated Stock Option/SAR Exercises During 2004 and Stock Option/SAR Values as of December 31, 2004

The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2004 (1)(2)		Value of Unexercised In-the-Money Options/SARs at December 31, 2004 (1)
Name	Shares Acquired on Exercise (2)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark G. Papa	420,000	$8,259,510	1,280,130	654,000	$25,896,790	$7,580,550
Edmund P. Segner, III	446,924	$6,284,475	0	228,000	$0	$2,706,900
Loren M. Leiker	185,000	$3,538,074	158,000	218,000	$2,832,630	$2,526,850
Gary L. Thomas	280,000	$6,578,531	392,000	218,000	$8,242,675	$2,526,850
Barry Hunsaker, Jr.	113,440	$2,208,312	112,000	98,000	$2,043,473	$1,135,840

(1)	There are no SARs applicable to the Named Officers.

(2)	The number of shares acquired on exercise and the unexercised options at December 31, 2004 are adjusted for the two-for-one stock split effective March 1, 2005.

Retirement and Supplemental Benefit Plans

The Company maintains a Savings Plan, that qualifies under Section 401(a) of the Internal Revenue Code, as amended, under which the Company currently matches 100% of employees’ pre-tax contributions up to 6% of annual base salary, subject to statutory limits. The Company also maintains a Money Purchase Pension Plan, that qualifies under Section 401(a) of the Internal Revenue Code, as amended, under which the Company contributes from 3% to 9% of an employee’s annual base salary and bonus, depending on the employee’s age and years of service with the Company, subject to statutory limits. The contribution percentage for each of the Named Officers is 9%. In addition, the Company may make contributions into the 1996 Deferral Plan in the event of a reduction in an employee’s benefits under the Savings Plan or Money Purchase Pension Plan due to either statutory and/or plan earnings limits or the em ployee’s deferral of salary into the 1996 Deferral Plan.

Severance Plans/Change of Control Provisions

The Company maintains a Severance Plan that provides benefits to employees who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks of pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. In each case, if the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit from the plan exceed 52 weeks of pay.

Under the Company’s Change of Control Severance Plan, in the event of a change of control (as defined in the Change of Control Severance Plan) of the Company, any eligible employee who is involuntarily terminated or terminates for good reason, both as defined in the Change of Control Severance Plan, within two years following the change of control will receive severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee’s annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The minimum an employee can receive is six months of base pay. The maximum an employee can receive is the lesser of 2.99 times the employee’s average W-2 earnings over the past five years or three times the sum of the em ployee’s annual base pay and 100% of the employee’s annual incentive award opportunity under any approved plan. In addition, the Change of Control Severance Plan provides reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code.

Officers of the Company have the same change of control severance benefits. However, in 2001, the Named Officers entered into Change of Control Agreements, which supersede their Employment Agreements upon a change of control of the Company (as defined in the Change of Control Agreements). In the event a Named Officer is involuntarily terminated or terminates for good reason within two years of a change of control of the Company, or voluntarily terminates for any reason during a 30-day window beginning six months after a change of control of the Company, the Change of Control Agreement provides a) a minimum severance benefit of 2.99 times annual base salary plus two times annual bonus award opportunity, b) the Money Purchase Pension Plan contributions and Savings Plan matching amounts that would have been made if the Named Officer had continued to be employed for three years, c) three years of medical and dental coverage, d) three years age and service credit for eligibility for the Company’s retiree medical coverage, and e) outplacement services not to exceed $50,000. In addition, the Change of Control Agreements provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code.

In order to ensure continuity of operations in the event of a change of control of the Company, as defined in the Company’s Change of Control Severance Plan, a retention bonus plan would become effective. To be eligible to receive the retention bonus, an employee must stay with the Company through the effective date of the change of control and be employed by the acquiring company 180 days after the effective date, or be involuntarily terminated, as defined in the Company’s Change of Control Severance Plan, by the acquiring company on or within 180 days after the effective date. Eligible employees would receive a bonus equal to the most recent bonus they had received under the Company’s Annual Bonus Program, payable upon the earlier of 180 days after the effective date of the change of control or upon severance.

In addition, in the event of a change of control of the Company, as defined in the Company’s Change of Control Severance Plan, holders of certain outstanding stock options granted under the Company’s Bonus Stock Option Program, the All-Employee Stock Option Program and the Directors Stock Option Plan would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment equal to 75 percent of the theoretical Black-Scholes value for each grant, as determined on the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company’s Change of Control Severance Plan. Holders of certain outstanding stock options granted outside of the programs described above, would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment only upon an involuntary termination of employment, as defined in the Company’s Change of Control Severance Plan.

Employment Contracts

Mr. Papa has entered into an employment agreement with the Company, which was amended on June 20, 2001. Pursuant to the amended employment agreement, Mr. Papa currently serves as Chairman of the Board and Chief Executive Officer at a minimum annual salary of $650,000. Upon signing the amendment, Mr. Papa was granted 60,000 shares (120,000 post-split) of restricted stock that vest on May 8, 2006. In the event of his involuntary termination, Mr. Papa would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the Term of the employment agreement if his employment had continued or b) two times the sum of his then current annual base salary and his annual bonus award opportunity. In addition, in the event of his involuntary termination, Mr. Papa would receive th e value of unvested stock options based on the difference between the Company’s stock price at termination and the grant price of such options. The amended employment agreement contains a noncompete provision applicable in the event of Mr. Papa’s termination of employment. The amended employment agreement expires on May 31, 2006, but will automatically be renewed annually for a one-year term unless either Mr. Papa or the Company provides a 120-day notice of intent not to renew.

Mr. Segner has entered into an employment agreement with the Company, which was amended on June 22, 2001. Pursuant to the amended employment agreement, Mr. Segner currently serves as President and Chief of Staff at a minimum annual salary of $445,000. Upon signing the amendment, Mr. Segner was granted 30,000 shares (60,000 post-split) of restricted stock that vest on May 8, 2006. In the event of his involuntary termination, Mr. Segner would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the Term of the employment agreement if his employment had continued or b) two times the sum of his then current annual base salary and his annual bonus award opportunity. In addition, in the event of his involuntary termination, Mr. Segner would receive the value of u nvested stock options based on the difference between the Company’s stock price at termination and the grant price of such options. The amended employment agreement contains a noncompete provision applicable in the event of Mr. Segner’s termination of employment. The amended employment agreement expires on May 31, 2006, but will automatically be renewed annually for a one-year term unless either Mr. Segner or the Company provides a 120-day notice of intent not to renew.

Mr. Leiker has entered into an employment agreement with the Company, which was amended on July 1, 2001. Pursuant to the amended employment agreement, Mr. Leiker currently serves as Executive Vice President, Exploration and Development at a minimum annual salary of $285,000. Upon signing the amendment, Mr. Leiker was granted 30,000 shares (60,000 post-split) of restricted stock that vest on May 8, 2006. In the event of his involuntary termination, Mr. Leiker would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the Term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity. The amended employment agreement contains a noncompete provision applicable in the event of Mr. Leiker’s termination of employment. The amended employment agreement expires on May 31, 2006, but will automatically be renewed annually for a one-year term unless either Mr. Leiker or the Company provides a 120-day notice of intent not to renew.

Mr. Thomas has entered into an employment agreement with the Company, which was amended on July 1, 2001. Pursuant to the amended employment agreement, Mr. Thomas currently serves as Executive Vice President, North America Operations at a minimum annual salary of $285,000. Upon signing the amendment, Mr. Thomas was granted 30,000 shares (60,000 post-split) of restricted stock that vest on May 8, 2006. In the event of his involuntary termination, Mr. Thomas would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the Term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity. The amended employment agreement contains a noncompete provision applicable in the event of Mr. Thomas’s termination of employment. The amended employment agreement expires on May 31, 2006, but will automatically be renewed annually for a one-year term unless either Mr. Thomas or the Company provides a 120-day notice of intent not to renew.

Mr. Hunsaker has entered into an employment agreement with the Company, which was amended on June 29, 2001. Pursuant to the amended employment agreement, Mr. Hunsaker currently serves as Senior Vice President and General Counsel at a minimum annual salary of $276,000. Upon signing the amendment, Mr. Hunsaker was granted 15,000 shares (30,000 post-split) of restricted stock that vest on May 8, 2006. In the event of his involuntary termination, Mr. Hunsaker would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the Term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity. In addition, in the event of his involuntary termination, Mr. Hunsaker would receive r eimbursement for the difference between the cost of COBRA coverage and a private medical insurance policy for a maximum of six months beyond the end of his eligibility for COBRA coverage. The amended employment agreement contains a noncompete provision applicable in the event of Mr. Hunsaker’s termination of employment. The amended employment agreement expires on May 31, 2006, but will automatically be renewed annually for a one-year term unless either Mr. Hunsaker or the Company provides a 120-day notice of intent not to renew.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company’s review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 2004 were timely made.

ITEM 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General

During fiscal years 2004 and 2003, the Company retained its principal auditors, Deloitte & Touche LLP (“Deloitte”), independent public accountants, to provide services in the following categories and amounts:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2003, and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal years were $958,690 and $509,688, respectively.

Audit-Related Fees.    The aggregate fees billed for each of the fiscal years ended December 31, 2004 and December 31, 2003 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees were $41,500 and $118,110, respectively. Audit-Related Fees in 2004 were primarily for the Company’s benefit plan audits. Audit-Related Fees in 2003 were primarily for the Company’s benefit plan audits, the Company’s United Kingdom statutory audits, agreed upon procedures and audit related support.

Tax Fees.    There were no professional services rendered by Deloitte for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2004 and December 31, 2003.

All Other Fees.    The aggregate fees billed for services rendered by Deloitte not reportable as Audit Fees, Audit-Related Fees or Tax Fees for each of the fiscal years ended December 31, 2004 and December 31, 2003 were $72,043 and $67,232, respectively. All Other Fees in 2004 and 2003 primarily relate to software license renewals and conference registration fees. Twenty-eight percent of these services for the fiscal year ended December 31, 2004 were approved by the Audit Committee pursuant to the de minimis exception of the Sarbanes-Oxley Act of 2002.

Pre-Approval of Audit and Non-Audit Services.    The Audit Committee of the Company pre-approves all audit and non-audit services provided to the Company by the Company’s independent auditors at the first meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. Management of the Company is directed to provide a report to the Audit Committee at each meeting of the Audit Committee during the remainder of the calendar year, showing in reasonable detail the services provided by the independent auditors to the Company since the first day of the calendar year, as well as the estimated cost to date of audit and non-audit se rvices. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve non-audit services provided by the independent auditors to the Company under the de minimis exception of the Sarbanes-Oxley Act of 2002.

Ratification of Appointment for 2005

The Audit Committee of the Board of Directors appointed Deloitte to audit the consolidated financial statements of the Company for the year ending December 31, 2005.

Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board of Directors recommends voting “FOR” this proposal.

ITEM 3.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

General

At its February 24, 2005 meeting, the Board of Directors of the Company adopted the following proposed amendment to the Company’s Restated Certificate of Incorporation and declared the proposed amendment to be advisable:

NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation be amended by deleting Paragraph A. of Article Fourth thereof in its entirety and substituting the following in its entirety therefore:

“FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Six Hundred Fifty Million (650,000,000) shares, consisting of Six Hundred Forty Million (640,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”).”

The Board of Directors has proposed that the amendment, a copy of which is attached to this proxy statement as Appendix A, be submitted to a vote of the Company’s stockholders at the Annual Meeting.

Reasons for the Proposed Amendment

On February 2, 2005, the Board of Directors approved a two-for-one stock split in the form of a stock dividend. The Company’s Restated Certificate of Incorporation currently authorizes the Company to issue up to 320,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock. As of the record date for the Annual Meeting, approximately 238,981,689 shares of Common Stock and 100,000 shares of Preferred Stock were outstanding. The Board of Directors believes it is desirable and in the best interests of the Company and the stockholders to increase the number of authorized shares of Common Stock from 320 million shares to 640 million shares to provide the Company with sufficient authorized shares for future corporate purposes, which may include, but are not limited to the following:

•	corporate transactions, such as stock splits or stock dividends;

•	financing transactions, such as public offerings of Common Stock or convertible securities;

•	acquisitions;

•	strategic investments;

•	incentive and employee benefit plans; and

•	otherwise for corporate purposes that have not yet been identified.

The Company has no present plans, arrangements or understandings to issue additional shares of Common Stock, although it reserves the right to do so in the future. If approved by the stockholders, the additional authorized shares of Common Stock would be available for issuance, at the discretion of the Company’s Board of Directors, in such amounts and upon such terms, as the Board of Directors may determine, without further stockholder approval (subject to applicable Delaware law and New York Stock Exchange rules).

Holders of the Company’s Common Stock do not have preemptive rights with respect to future issuances of additional shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of the Company’s Common Stock to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized Common Stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by existing stockholders would represent a smaller percentage ownership interest in the Company.

The Company’s Board of Directors does not intend or view the proposed increase in the number of authorized shares of Common Stock as an anti-takeover measure. The proposal to increase the authorized shares of the Company’s Common Stock was not prompted by any takeover or acquisition effort or threat. The Company is not aware of any threat of takeover or change in control, nor is the Company proposing to stockholders any anti-takeover measures.

The proposal to amend the Company’s Restated Certificate of Incorporation will require for approval the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

The Board of Directors recommends voting “FOR” this proposal.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

Proposals for 2006 Annual Meeting

Pursuant to certain rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2006 must be received by the Company, addressed to Patricia L. Edwards, Vice President, Human Resources, Administration & Corporate Secretary (the “Secretary”), 333 Clay Street, Suite 4200, Houston, Texas 77002, no later than November 30, 2005, to be included in the Company’s proxy statement and form of proxy relating to that meeting.

In addition to the SEC rules referred to in the preceding paragraph, the Company’s bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 333 Clay Street, Suite 4200, Houston, Texas 77002, no later than November 30, 2005. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed busi ness before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company’s bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

Nominations for 2006 Annual Meeting and for Any Special Meetings

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company’s Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 333 Clay Street, Suite 4200, Houston, Texas 77002, (i) with respect to an election to be held at the 2006 Annual Meeting of Shareholders of the Company, on or before November 30, 2005, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as a nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nomine e. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

GENERAL

As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

In addition to solicitation by use of the mails, certain officers and employees of the Company, or employees of Morrow & Co., Inc., may solicit the return of proxies by telephone, telegraph or personal interview. The cost of any solicitation of proxies will be borne by the Company. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

By Order of the Board of Directors,

PATRICIA L. EDWARDS
Vice President, Human Resources,
Administration & Corporate Secretary

Houston, Texas
March 30, 2005

APPENDIX A

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
EOG RESOURCES, INC.

EOG Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify that:

The amendment to the Company’s Restated Certificate of Incorporation set forth in the following resolution approved by the Company’s Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

“NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation be amended by deleting Paragraph A. of Article Fourth thereof in its entirety and substituting the following in its entirety therefore:

“FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Six Hundred Fifty Million (650,000,000) shares, consisting of Six Hundred Forty Million (640,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”).”

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this    day of                                      2005.

EOG RESOURCES, INC.

By:
Name:
Title:

A-1

525 WASHINGTON BLVD.
SUITE 4690 - 9th FLOOR
JERSEY CITY, NJ 07303

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EOG Resources, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EOGRS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EOG RESOURCES, INC.

Directors Vote

1.	To elect eight directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;				For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	01) 02) 03) 04)	George A. Alcorn Charles R. Crisp Mark G. Papa Edmund P. Segner, III	05) 06) 07) 08)	William D. Stevens H. Leighton Steward Donald F. Textor Frank G. Wisner	All ¡	All ¡	Except ¡

Vote on Proposals								For	Against	Abstain

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2005;							¡	¡	¡

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.							¡	¡	¡

IF A SHAREHOLDER SIGNS AND RETURNS THIS PROXY BUT DOES NOT GIVE VOTING INSTRUCTIONS, THOSE SHARES WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Holders of record of Common Stock of the Company at the close of business on March 7, 2005, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, vote by phone or vote by returning a signed proxy card.

By Order of the Board of Directors,

PATRICIA L. EDWARDS
Houston, Texas March 30, 2005	Vice President, Human Resources, Administration & Corporate Secretary

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING/PROXY STATEMENT
MAY 3, 2005

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the “Company” or “EOG”) to be used at the annual meeting of shareholders to be held in the LaSalle “A” Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 3, 2005 (the “Annual Meeting”). The mailing address of the principal executive offices of the Company is 333 Clay Street, Suite 4200, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 30, 2005. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a shareholder signs and returns a proxy but does not give voting instructions, those shares will be voted as recommended by the Board of Directors, which is FOR the election of the nominees for director named in this proxy statement; FOR the ratification of the appointment of Deloitte & Touche LLP, independent public accountants, as auditors for the Company for the year ended December 31, 2005; and FOR the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 7, 2005, of Common Stock of the Company, par value $.01 per share (the “Common Stock”), will be entitled to one vote per share on all matters submitted to the meeting. On March 7, 2005, the record date, there were outstanding 238, 981, 689 shares of Common Stock. There are no other voting securities outstanding.

     The Company’s annual report for the year ended December 31, 2004, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of the proxy soliciting materials.

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of EOG Resources, Inc. (the “Company”) will be held in the LaSalle “A” Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 3, 2005, for the purposes stated on the reverse.

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